Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron's, Inc.
Reports First Quarter Results

ATLANTA, April 25, 2014 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three months ended March 31, 2014.
For the first quarter of 2014, revenues decreased 1% to $585.4 million compared to $593.0 million for the first quarter in 2013. Net earnings were $38.3 million versus $51.0 million last year. Diluted earnings per share were $.53 compared to $.67 per share a year ago.
“Same store revenue and customer growth in both Company-operated and franchised stores declined in the quarter,” said Ronald W. Allen, Chief Executive Officer of Aaron's. “Approximately 70% of Company-operated stores have been identified as having operations adversely impacted by the severe weather events that occurred during the first three months of the year. This includes a significant number of store closings as well as elevated utility and maintenance expenses. We estimate the negative impact of the weather conditions on revenue during the quarter in the range of $5.5 million to $6.5 million and the diluted earnings per share impact between $.05 and $.06 per share.”
“As announced on April 15, we are excited about our acquisition of Progressive Finance and our strategic plan to deliver top-line growth, operating margin expansion and increased cash flow from Aaron’s core business,” continued Mr. Allen. “Although we felt the impact of adverse weather and macroeconomic conditions in the first quarter of 2014, we believe we are now better positioned as a leader in our industry, better positioned to serve our customers and better positioned to drive shareholder value. We believe we are on the right path forward for our Company.”
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 2.1% during the first quarter of 2014 compared to the first quarter of 2013, and customer count on a same store basis was down 1.4%. For Company-operated stores open over two years at the end of March 2014, same store revenues decreased 3.7% during the first quarter of 2014 compared to the first quarter of 2013. The Company had 1,091,000 customers and its franchisees had 590,000 customers at the end of the most recent quarter, a 1% decrease in total customers over the number at the end of the first quarter a year ago (customers of franchisees, however, are not customers of Aaron's, Inc.).
During the first quarter of 2014, the Company generated approximately $62 million of cash flow from operations and at March 31, 2014 had $291 million of cash on hand and $106 million in investments. The Company reacquired 1,000,952 shares during the quarter at the completion of the previously announced accelerated share repurchase program. The Company has authorization to purchase an additional 10,496,421 shares.

Division Results
Aaron's Sales & Lease Ownership division revenues decreased $8.2 million, or 1%, in the first quarter of 2014 to $566.8 million compared to $575.0 million in revenues in the first quarter of 2013.
Revenues of the HomeSmart division were $17.3 million in the first quarter of 2014, a 3% increase over the $16.9 million in revenues in the first quarter of 2013. HomeSmart recorded a small loss in the quarter but is expected to be profitable during the remainder of 2014.

Components of Revenue
Consolidated lease revenues and fees for the first quarter of 2014 decreased 2% over the comparable prior year period. In addition, franchise royalties and fees decreased 1% in the first quarter of 2014 compared to the same period in 2013. The decrease in the Company's franchise royalties and fees are the result of a decrease in revenues of the Company's franchisees, which collectively had revenues of $271.5 million during the first quarter of 2014, a decrease of .4% from the comparable 2013 period. Same store revenues and customer counts for franchised stores were down 1.0% and 1.8%, respectively, for the first quarter of 2014 compared to the same quarter last year (revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales and Lease Ownership franchisees, increased 1% for the first quarter of 2014 compared to the same period last year.

Store Count
During the first quarter of 2014, the Company opened nine Company-operated Aaron's Sales & Lease Ownership stores, two Company-operated HomeSmart stores and seven franchised stores. The Company also acquired one franchised store and sold five stores to a franchisee. Five Company-operated Aaron's Sales & Lease Ownership stores were closed during the quarter. In January 2014, the Company sold 27 Company-operated RIMCO stores and the rights to five franchised RIMCO stores.
Through the first quarter of 2014, the Company awarded area development agreements to open 13 additional franchised stores. At March 31, 2014, there were area development agreements outstanding for the opening of 154 franchised stores over the next several years.
At March 31, 2014, the Company had 1,262 Company-operated Aaron's Sales & Lease Ownership stores, 784 franchised Aaron's Sales & Lease Ownership stores, 83 Company-operated HomeSmart stores, and three franchised HomeSmart stores. The total number of stores open at March 31, 2014 was 2,132.

Progressive Acquisition
On April 15, 2014 the Company announced the acquisition of Progressive Finance Holdings, LLC, a leading provider of virtual lease-to-own programs in the U.S. Progressive's results will be included in the Company’s consolidated financial statements beginning in the second quarter of this year. The Company’s forward revenue and earnings guidance includes the expected results of Progressive, and provides an adjusted diluted earnings per share which does not include the amortization of intangibles related to the transaction and one-time acquisition related fees and expenses, including financial advisory and legal fees. At this time, the Company cannot estimate future GAAP diluted earnings per share without unreasonable effort due to the valuation of acquisition-related intangible assets and transaction costs not being complete. It is expected that by the end of the second quarter the preliminary acquisition accounting will be completed and GAAP diluted earnings per share guidance for the remainder of 2014 and full year 2015 will be provided at that time.

Second Quarter and Full Year 2014 and 2015 Outlook
The Company is updating its guidance for the second quarter and full year 2014 to reflect the Progressive acquisition, as well as providing full year 2015 guidance. Diluted earnings per share is presented on an adjusted basis that excludes transaction related amortization and one-time fees and expenses. The Company expects to achieve the following:

•	Consolidated second quarter revenues (excluding revenues of franchisees) of approximately $675 million.

•	Fiscal year 2014 revenues (excluding revenues of franchisees) in the range of $2.65 to $2.75 billion.

•	Second quarter and fiscal year 2014 adjusted diluted earnings per share in the range of $.43 to $.48 and $1.95 and $2.10, respectively.

•	Fiscal year 2015 revenues (excluding revenues of franchisees) in the range of $3.25 to $3.35 billion.

•	Fiscal year 2015 adjusted diluted earnings per share in the range of $2.55 to $2.80.

•	EPS guidance does not assume any significant repurchases of the Company's common stock.

•	The Company expects for the full year 2014 no new store growth in Company-operated Aaron's stores, on a net basis after store closings, and approximately 25 new franchised stores.

Conference Call
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, April 25, 2014, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.

Aaron's, Inc., based in Atlanta, currently has more than 2,132 Company-operated and franchised stores in 48 states and Canada. The Company also manufactures furniture and bedding at 14 facilities in seven states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Statements in this release that are “forward-looking” include without limitation Aaron's projected revenues, earnings, and store openings for future periods, and other statements under the heading “Second Quarter and Full Year 2014 and 2015 Outlook” statements regarding planned share repurchases and statements regarding the future effects of the Progressive acquisition on the Company's business.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2014	2013
Revenues:
Lease Revenues and Fees	$459,816	$468,104
Retail Sales	14,510	14,419
Non-Retail Sales	91,625	90,955
Franchise Royalties and Fees	18,084	18,200
Other	1,388	1,332
Total	585,423	593,010

Costs and Expenses:
Retail Cost of Sales	9,013	8,327
Non-Retail Cost of Sales	82,907	82,455
Operating Expenses	264,374	249,626
Depreciation of Lease Merchandise	167,912	167,507
Other Operating (Income) Expense, Net	(677)	1,805
Total	523,529	509,720

Operating Profit	61,894	83,290
Interest Income	753	752
Interest Expense	(1,533)	(1,511)
Other Non-Operating Expense, Net	(404)	(1,489)
Earnings Before Income Taxes	60,710	81,042

Income Taxes	22,371	30,042

Net Earnings	$38,339	$51,000

Earnings Per Share	$.53	$.67
Earnings Per Share Assuming Dilution	$.53	$.67

Weighted Average Shares Outstanding	72,467	75,760
Weighted Average Shares Outstanding Assuming Dilution	72,884	76,574

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	March 31, 2014	December 31, 2013
Cash and Cash Equivalents	$290,680	$231,091
Investments	106,441	112,391
Accounts Receivable, Net	60,863	68,684
Lease Merchandise, Net	871,861	869,725
Property, Plant and Equipment, Net	230,792	231,293
Other Assets, Net	300,593	313,992

Total Assets	1,861,230	1,827,176

Senior Notes	125,000	125,000
Total Liabilities	682,215	687,213
Shareholders' Equity	$1,179,015	$1,139,963